Exhibit 99.1

BUSINESS OVERVIEW AND RECENT DEVELOPMENTS

Our Company

Netflix Inc. is the world’s leading Internet television network with more than 33 million members in over 40 countries enjoying more than one billion hours of TV shows and movies per month, including original series. For one low monthly price, our members can watch as much as they want, anytime, anywhere, on nearly any Internet-connected screen. Additionally, in the United States (“U.S.”), our subscribers can receive standard definition DVDs and, their high definition successor, Blu-ray discs (collectively referred to as “DVD”), delivered quickly to their homes.

Our core strategy is to grow our streaming subscription business domestically and internationally. We are continuously improving the customer experience—expanding our streaming content, with a focus on programming an overall mix of content that delights our customers, including exclusive and original content, enhancing our user interface and extending our streaming service to even more Internet-connected devices—while staying within the parameters of our consolidated net income (loss) and operating segment contribution profit (loss) targets. Contribution profit (loss) is defined as revenues less cost of revenues and marketing expenses.

We are a pioneer in the Internet delivery of TV shows and movies, launching our streaming service in 2007. Since this launch, we have developed an ecosystem for Internet-connected devices and have licensed increasing amounts of content that enable consumers to enjoy TV shows and movies directly on their TVs, computers and mobile devices. As a result of these efforts, we have experienced growing consumer acceptance of and interest in the delivery of TV shows and movies directly over the Internet.

In September 2010, we began international operations by offering our streaming service in Canada. In the past two years, we have continued our international expansion and now also offer our streaming service in Latin America, the United Kingdom (“U.K.”), Ireland, and the Nordic countries of Finland, Denmark, Sweden, and Norway.

Prior to July 2011, in the U.S., our streaming and DVD-by-mail operations were combined and subscribers could receive both streaming content and DVDs under a single “hybrid” plan. In July 2011, we separated the combined plans, making it necessary for subscribers who wish to receive both DVDs-by-mail and streaming content to have two separate subscription plans.

Business Segments

Beginning with the fourth quarter of 2011, the Company has three operating segments: Domestic streaming, International streaming and Domestic DVD. The Domestic and International streaming segments derive revenues from monthly subscription services consisting solely of streaming content. The Domestic DVD segment derives revenues from monthly subscription services consisting solely of DVD-by-mail.

Domestic Streaming

The Domestic streaming segment provides our more than 27 million members with access to a broad range of exclusive, non-exclusive and original content delivered over the Internet to a host of connected devices—including PCs and Macs, game consoles such as PlayStations, smart TVs, Blu-ray players, home theater systems, Internet video players such as Apple TV and Roku, digital video recorders, and mobile devices. We have a leading market position in domestic streaming, having grown by more than 5 million subscriptions in 2012—an increase of 25% from 2011. Over the last five quarters, Domestic streaming contribution margins have grown from 10.9% to 18.5%, with respective contribution profit growing from $52 million in the fourth quarter of 2011 to $109 million in the fourth quarter of 2012. For the year ended December 31, 2012, Domestic streaming contribution profit totaled $350 million.

International Streaming

The large numbers of pay television and broadband households outside the U.S. provide our International streaming segment with a large long-term growth opportunity through significantly expanding our base of potential subscribers. From our initial international market launch in Canada in September 2010, our International streaming service has grown to be available in more than 40 countries outside of the U.S. as of December 31, 2012. We have 6.1 million International streaming subscriptions as of December 31, 2012, up from 1.9 million subscriptions as of December 31, 2011, an increase of 229%. Our International streaming segment now constitutes 18% of our total global streaming subscriptions. We believe that international markets will be a significant source of growth and cash flow in the long term, and as a result we are strategically investing internationally today. Our focus in international markets is to provide a compelling service offering to subscribers, which allows us to gain market share in the near term. We view long-term international success as consumer adoption and contribution margins at the levels of our domestic market. International streaming contribution loss totaled $389 million for the year ended December 31, 2012.

Domestic DVD

Our Domestic DVD business launched in 1999 with DVD-by-mail subscription plans. As technology has changed and consumer preference has shifted, we have seen subscribers move away from DVD rental and toward streaming their video content. Netflix has 8.2 million DVD subscriptions as of December 31, 2012, down from 11.2 million DVD subscriptions as of December 31, 2011, a decrease of 27%. Contribution profit was $194 million, representing 52.4% contribution for the three months ended December 31, 2011, compared to $128 million, representing 50.1% contribution margin for the three months ended December 31, 2012. For the year ended December 31, 2012, Domestic DVD contribution profit totaled $539 million. We expect contribution margins for the Domestic DVD segment to decline sequentially due to a seasonal increase in usage in the first quarter of 2013 and the expected USPS rate increase of $0.01 each way which takes effect in January 2013.

Competitive Strengths

Netflix differentiates itself from the competition and has been able to grow its business through the following demonstrated unique competitive strengths:

Leading Scale Advantage Builds Compelling Content. Leveraging our substantial scale and significant content budget, Netflix has built a broad and deep content library. Our licensing teams are expert programmers informed by more than a decade of rich data on viewer preferences and viewing habits which uniquely enables them to license a compelling mix of TV and movie content to efficiently provide Netflix members with compelling content. To further differentiate our content offering from our competitors, we have increasingly licensed exclusive and original content.

Outstanding Member Experience Attracts and Retains Subscribers. We provide our members with innovative and effective user interfaces that enhance their Netflix experience and help increase engagement. Netflix leverages its large global scale and billions of hours of subscriber viewing data and algorithms in order to tailor the Netflix recommendations and merchandising to each individual user. We believe that our user experience, driven by our focus on innovation and technology, help drive subscriber viewing, engagement, retention, and overall customer satisfaction. Relative to the competition, we believe we are further along the experience curve when it comes to improving our user interface and delivering great quality streaming.

Brand Clarity and Focus Increases Pace of Innovation for Members. We are focused on making subscription streaming video great. Nearly all of our notable competitors in the space today have many other product lines and services that require management attention and resources. We believe that our focus on streaming video will help us innovate faster and satisfy our consumers better than our competition. We also believe that our focus will provide a level of clarity to our brand that will help consumers more easily discover, understand and appreciate our service offering.

Growth Drivers

Our core strategy is to grow our streaming subscription business domestically and internationally, and is built upon the following drivers:

Investment in Streaming Content. We believe that our investments in streaming content lead to more subscriber viewing, delight, and positive consumer word-of-mouth. This, in turn, leads to subscriber acquisition and revenue growth, which allows us to invest in more streaming content, which enables the growth cycle to continue. With more than 33 million global subscribers and our increasingly exclusive and original programming that differentiates us from competitors, we believe we are well positioned to capitalize upon this virtuous cycle.

Continuous Service Improvements. We’ve found that incremental improvements in our service and quality enhance our member satisfaction and retention. We continue to refine our technology, user interfaces, and delivery infrastructure to improve the customer experience. For example, using our “adaptive streaming” technology we automatically and constantly optimize the streaming bit-rate to each user’s Internet speed. This minimizes loading and buffering times, delivering the best click-and-watch experience. We have added programs in Super HD and with Dolby Digital Plus 5.1 surround sound for a high quality, immersive entertainment experience. We believe that improvements such as these will help us build a great streaming service.

Overall Adoption and Growth of Internet TV. Domestically, cable and satellite pay TV subscriber numbers have stagnated, while DVR penetration has continued to climb. We see this as indicative of consumers desiring more control and freedom in their ability to watch what they want, when they want, where they want, and how they want. We are leading this wave of consumer change and growth of Internet TV by providing broad, click-and-watch video entertainment video.

Future of the Consumer Electronic Ecosystem: “Internet on Every Screen”. We intend to broaden our already expansive partner relationships over time so that even more devices are capable of streaming content from Netflix. By making Netflix accessible on a broad array of devices, we believe that we enhance the value of our service to subscribers as well as position ourselves for continued growth as Internet and mobile delivery of content becomes more popular. We are pioneering the use of tablets and smartphones as second-screen choosing devices for TV viewing, and are actively engaged with all of our device partners in evaluating how Netflix can enhance and improve the user experience in conjunction with their product innovations.

International Market Expansion. The International streaming segment represents a significant long-term growth opportunity as people around the world discover the benefits of Netflix. We plan to continue our international investment strategy of upfront investment in content and marketing to build out scale required for profitability. We believe that scale advantages increase barriers to entry for our competitors. Today, 18% of all of Netflix’s global streaming subscribers are outside of the US.

Recent Developments

Consolidated revenues for 2012 increased $405 million as compared to 2011 due to growth in streaming subscriptions. Operating income and net income in 2012 both declined as compared to prior year reflective of our launch into new international markets which results in increases in both cost of revenues, due to streaming content investments, and marketing.

Domestic revenues in 2012 increased by $200 million as compared to 2011 primarily due to the 15% growth in the domestic average number of unique paying subscribers driven by new streaming subscriptions. This increase was offset in part by an 8% decline in domestic average monthly revenue per unique paying subscriber, resulting from the decline in DVD subscriptions. We expect streaming subscriptions domestically to continue to grow while DVD subscription declines continue to moderate.

Our Domestic streaming segment had a contribution margin of 16.0% for 2012 and our Domestic DVD segment had a contribution margin of 47.3%. We expect contribution margins for the Domestic DVD segment to decline sequentially due to a seasonal increase in usage in the first quarter of 2013 and the expected USPS rate increase of $0.01 each way which takes effect in January 2013. Contribution margins for the Domestic streaming segment are expected to expand as investments in domestic content and marketing grow slower than Domestic streaming revenues and contribution profit may exceed the Domestic DVD contribution profit in the first quarter of 2013.

International revenues in 2012 increased $205 million as compared to 2011 primarily due to the 260% growth in the international average number of unique paying subscribers driven by a full year of service offering in Latin America as well as our launches in the U.K., Ireland and Nordic regions. International streaming subscriptions accounted for 18% of total streaming subscriptions at the end of 2012. We expect International streaming subscriptions to continue to grow.

Our International streaming segment does not benefit from the established subscriber base that exists for the Domestic segments. As a result of having to build a member base from zero, investments in streaming content and marketing for our International segment are larger initially relative to revenues, in particular as new territories are launched. The contribution losses for our International segment have been significant and increased due to increased investments in streaming content and marketing programs to drive more membership growth and viewing in existing and new markets. We expect a sequential improvement in international contribution loss in the first quarter of 2013 with more modest sequential improvements expected in subsequent quarters. However, contribution losses will continue to be significant as we expand internationally.

Free cash flow for the year ended December 31, 2012 decreased $245 million as compared to 2011 to negative $58 million. Significant uses of cash in the year were cash payments for content (in excess of the expense), and cash payments related to income taxes. These uses of cash were partially offset by net income excluding the impact of non-cash stock compensation and deferred revenue. We expect excess content payments over expense to continue to fluctuate over time both domestically and internationally. Payment terms for certain streaming licenses, especially programming that initially airs in the applicable territory on our service (“original programming”) or that is considered output content, will typically require more up-front cash payments than other licensing agreements. Due to the expected receipt timing of original programming content, content cash payments in excess of expense and free cash flow will be materially more negative in the first quarter of 2013 as compared to the fourth quarter of 2012, but free cash flow is currently expected to improve in subsequent quarters.

As of December 31, 2012, we have $200 million in 8.50% senior notes and $200 million in zero coupon senior convertible notes outstanding. We intend to use a portion of the net proceeds expected to be received from our offering of $400 million aggregate principal amount of senior notes due 2021 to redeem our outstanding 8.50% senior notes and we intend to exercise our option to cause the conversion of the convertible notes into shares of our common stock if the specified conditions are satisfied, including that the daily volume weighted average price of our common stock is equal or greater than $111.54 for at least 50 trading days during a 65 trading day period prior to the conversion date.

CONTRACTUAL OBLIGATIONS

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2012:

	Payments due by Period
Contractual obligations (in thousands):	Total	Less than 1 year (3)	1-3 years	3-5 years	More than 5 years
Streaming content obligations (1)	$5,633,685	$2,299,562	$2,715,294	$540,346	$78,483
8.50% Notes (2)	285,000	17,000	34,000	234,000	—
Convertible Notes (2)	200,000	—	—	—	200,000
Operating lease obligations (3)	124,252	20,926	28,158	25,671	49,497
Lease financing obligations (3)	15,106	3,090	5,886	5,886	244
Other purchase obligations (4)	132,169	113,604	18,065	500	—

Total	$6,390,212	$2,454,182	$2,801,403	$806,403	$328,224

(1)	Streaming content obligations include agreements to acquire and license streaming content. As of December 31, 2012 such obligations were comprised of $1.3 billion included in “Current content liabilities”, $1.1 billion of “Non-current content liabilities” on the Consolidated Balance Sheets and $3.2 billion of obligations that are not reflected on the Consolidated Balance Sheets as they do not yet meet the criteria for asset recognition.

For those agreements with variable terms, we do not estimate what the total obligation may be beyond any minimum quantities and/or pricing as of the reporting date. For those agreements that include renewal provisions that are solely at the option of the content provider, we include the commitments associated with the renewal period to the extent such commitments are fixed or a minimum amount is specified. For these reasons, the amounts presented in the table may not provide a reliable indicator of our expected future cash outflows.
We have entered into certain streaming content license agreements that include an unspecified or a maximum number of titles that we may or may not receive in the future and/or that include pricing contingent upon certain variables, such as theatrical exhibition receipts for the title. As of the reporting date, it is unknown whether we will receive access to these titles or what the ultimate price per title will be. Accordingly such amounts are not reflected in the above contractual obligations table. However, such amounts are expected to be significant and the expected timing of payments for these commitments could range from less than one year to more than five years.
(2)	Long-term debt obligations as of December 31, 2012 include our 8.50% Notes consisting of principal and interest payments and the Convertible Notes consisting solely of the principal amount.
(3)	The lease financing obligations of $15.1 million relate to our for our Los Gatos, California headquarters for which we are the deemed owner for accounting purposes.
Operating lease obligations include other facilities under non-cancelable operating leases with various expiration dates through 2018. In the fourth quarter of 2012, the Company entered into a facilities lease agreement to expand its Los Gatos headquarters to a nearby site. The ten year lease term will commence after the construction of the buildings is complete. Future minimum lease payments associated with this lease are $63.4 million as of December 31, 2012 and are included in the operating lease obligations line in the above table.
(4)	Other purchase obligations include all other non-cancelable contractual obligations. These contracts are primarily related to streaming content delivery, DVD content acquisition, and miscellaneous open purchase orders for which we have not received the related services or goods.

RISK FACTORS

Risks Related to Our Business

If our efforts to attract and retain subscribers are not successful, our business will be adversely affected.

We have experienced significant subscriber growth over the past several years. Our ability to continue to attract subscribers will depend in part on our ability to consistently provide our subscribers with a valuable and quality experience for selecting and viewing TV shows and movies. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain subscribers. Competitors include multichannel video programming distributors (“MVPDs”) with free TV Everywhere and other on demand content, Internet movie and TV content providers, including both those that provide legal and illegal (or pirated) entertainment video content, DVD rental outlets and kiosk services and entertainment video retail stores. If consumers do not perceive our service offering to be of value, or if we introduce new or adjust existing features or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain subscribers. In addition, many of our subscribers are rejoining our service or originate from word-of-mouth advertising from existing subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract subscribers, and as a result, our ability to maintain and/or grow our business will be adversely affected. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, availability of content is unsatisfactory, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. If we are unable to successfully compete with current and new competitors in both retaining our existing subscribers and attracting new subscribers, our business will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these subscribers with new subscribers.

If we are unable to compete effectively, our business will be adversely affected.

The market for entertainment video is intensely competitive and subject to rapid change. New technologies and evolving business models for delivery of entertainment video continue to develop at a fast pace. The growth of Internet-connected devices, including TVs, computers and mobile devices has increased the consumer acceptance of Internet delivery of entertainment video. Through these new and existing distribution channels, consumers are afforded various means for consuming entertainment video. The various economic models underlying these differing means of entertainment video delivery include subscription, transactional, ad-supported and piracy-based models. All of these have the potential to capture meaningful segments of the entertainment video market. Several competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to technology, fulfillment, and marketing. New entrants may enter the market with unique service offerings or approaches to providing entertainment video and other companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, programs and technologies, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

The increasingly long-term and fixed cost nature of our content acquisition licenses may limit our operating flexibility and could adversely affect our liquidity and results of operation.

In connection with obtaining streaming content, we typically enter into multi-year licenses with studios and other content providers, the payment terms of which are not tied to subscriber usage or the size of our subscriber base (“fixed cost”) but which may be tied to such factors as titles licensed and/or theatrical exhibition receipt. Such contractual commitments are included in the Contractual Obligations section under the heading “Supplemental Information.” Given the multiple-year duration and largely fixed cost nature of content licenses, if subscriber acquisition and retention do not meet our expectations, our margins may be adversely impacted. Payment terms for streaming licenses, especially programming that initially airs in the applicable territory on our service (“original programming”) or that is considered output content, will typically require more up-front cash payments than other licensing agreements. To the extent subscriber and/or revenue growth do not meet our expectations, our liquidity and results of operations could be adversely affected as a result of content licensing commitments and accelerated payment requirements of certain licenses. In addition, the long-term and fixed cost nature of our streaming licenses may limit our flexibility in planning for, or reacting to changes in our business and the market segments in which we operate. As we expand internationally, we must license content in advance of entering into a new geographical market. If we license content that is not favorably received by consumers in the applicable territory, acquisition and retention may be adversely impacted and given the long-term and fixed cost nature of our commitments, we may not be able to adjust our content offering quickly and our results of operation may be adversely impacted.

Changes in consumer viewing habits, including more widespread usage of TV Everywhere or other similar on demand methods of entertainment video consumption could adversely affect our business.

The manner in which consumers view entertainment video is changing rapidly. Digital cable, wireless and Internet content providers are continuing to improve technologies, content offerings, user interface, and business models that allow consumers to access on demand entertainment with interactive capabilities including start, stop and rewind. The devices through which entertainment video can be consumed are also changing rapidly. Today, content from MVPDs may be viewed on laptops and content from Internet content providers may be viewed on TVs. Although we provide our own Internet-based delivery of content allowing our subscribers to stream certain TV shows and movies to their Internet-connected televisions and other devices, if other providers of entertainment video address the changes in consumer viewing habits in a manner that is better able to meet content distributor and consumer needs and expectations, our business could be adversely affected.

If we are not able to manage change and growth, our business could be adversely affected.

We are currently engaged in an effort to expand our operations internationally, scale our streaming service to effectively and reliably handle anticipated growth in both subscribers and features related to our service, as well as continue to operate our DVD service within the U.S. As we expand internationally, we are managing our business to address varied content offerings, consumer customs and practices, in particular those dealing with e-commerce and Internet video, as well as differing legal and regulatory environments. As we scale our streaming service, we are developing technology and utilizing relatively new third-party Internet-based or “cloud” computing services. We have also chosen to separate the technology that operates our DVD-by-mail service from that which runs our streaming operations. If we are not able to manage the growing complexity of our business, including maintaining our DVD operations, and improving, refining or revising our systems and operational practices related to our streaming operations, our business may be adversely affected.

If the market segment for online subscription-based entertainment video saturates, our business will be adversely affected.

The market segment for online subscription-based entertainment video has grown significantly. Much of the increasing growth can be attributed to the ability of our subscribers to stream TV shows and movies on their TVs, computers and mobile devices. As we face more competition in our market segment, our rate of growth relative to overall growth in the segment may decline. Further, a decline in our rate of growth could indicate that the market segment for online subscription-based entertainment video is beginning to saturate. While we believe that this segment will continue to grow for the foreseeable future, if this market segment were to saturate, our business would be adversely affected.

If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity. We believe that strong brand identity will be important in attracting and retaining subscribers who may have a number of choices from which to obtain entertainment video. To build a strong brand we believe we must continue to offer content and service features that our subscribers value and enjoy. We also believe that these must be coupled with effective consumer communications, such as marketing, customer service and public relations. If our efforts to promote and maintain our brand are not successful, our ability to attract and retain subscribers may be adversely affected. Such a result, coupled with the increasingly long-term and fixed cost nature of our content acquisition licenses, may adversely affect our operating results.

From time to time, our subscribers express dissatisfaction with our service, including among other things, our title selection, pricing, delivery speed and service interruptions. Furthermore, third-party devices that enable instant streaming of TV shows and movies from Netflix may not meet consumer expectations. To the extent dissatisfaction with our service is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain subscribers may be adversely affected. In 2011, we made a series of announcements regarding our business, including the separation of our DVD-by-mail and streaming plans with a corresponding price change for some of our customers, the rebranding of our DVD-by-mail service, and the subsequent retraction of our plans to rebrand our DVD-by-mail service. Consumers reacted negatively to these announcements, adversely impacting our brand and resulting in higher than expected customer cancellations, which negatively affected our operating results. While we have seen significant improvements to our brand since the events of 2011, we nonetheless believe that it will continue to take time to repair our brand to the levels we enjoyed prior to the events of 2011. With respect to our expansion into international markets, we will also need to establish our brand and to the extent we are not successful, our business in new markets would be adversely impacted.

Changes in our subscriber acquisition sources could adversely affect our marketing expenses and subscriber levels may be adversely affected.

We utilize a broad mix of marketing programs to promote our service to potential new subscribers. We obtain new subscribers through our online marketing efforts, including paid search listings, banner ads, text links and permission-based e-mails, as well as our affiliate program. We also engage our consumer electronics partners to generate new subscribers for our service. In addition, we have engaged in various offline marketing programs, including TV and radio advertising, direct mail and print campaigns, consumer package and mailing insertions. We also acquire a number of subscribers who rejoin our service having previously cancelled their membership. We maintain an active public relations program, including through social media sites such as Facebook and Twitter, to increase awareness of our service and drive subscriber acquisition. We opportunistically adjust our mix of marketing programs to acquire new subscribers at a reasonable cost with the intention of achieving overall financial goals. If we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscriber levels and marketing expenses may be adversely affected.

We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us, become cost prohibitive or are adverse to our business. If companies that currently promote our service decide that we are negatively impacting their business, that they want to compete more directly with our business or enter a similar business or decide to exclusively support our competitors, we may no longer be given access to such marketing channels. In addition, if ad rates increase, we may curtail marketing expenses or otherwise experience an increase in our marketing costs. Laws and regulations impose restrictions on or otherwise prohibit the use of certain acquisition channels, including commercial e-mail and direct mail. We may limit or discontinue use or support of certain marketing sources or activities if we become concerned that subscribers or potential subscribers deem such practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to attract new subscribers may be adversely affected.

If we become subject to liability for content that we distribute through our service, our results of operations would be adversely affected.

As a distributor of content, we face potential liability for negligence, copyright, or trademark infringement or other claims based on the nature and content of materials that we distribute. We also may face potential liability for content used in member reviews. If we become liable, then our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We cannot assure that we are indemnified to cover claims of these types or liability that may be imposed on us, and we may not have insurance coverage for these types of claims.

If studios and other content providers refuse to license streaming content to us upon acceptable terms, our business could be adversely affected.

Our ability to provide our subscribers with content they can watch instantly depends on studios and other content providers licensing us content specifically for Internet delivery. The license periods and the terms and conditions of such licenses vary. If the studios and other content providers change their terms and conditions or are no longer willing or able to license us content, our ability to stream content to our subscribers will be adversely affected. Unlike DVD, streaming content is not subject to the First Sale Doctrine. As such, we are completely dependent on the various content providers to license us content in order to access and stream content. Many of the licenses provide for the studios or other content providers to withdraw content from our service relatively quickly. Because of these provisions as well as other actions we may take, content available through our service can be withdrawn on short notice. In addition, the studios and other content providers have great flexibility in licensing streaming content. They may elect to license content exclusively to a particular provider or otherwise limit the types of services that can deliver streaming content. For example, HBO licenses content from studios like Warner Bros. and the license provides HBO with the exclusive right to such content against other subscription services, including Netflix. As such, Netflix cannot license certain Warner Bros. content for delivery to its subscribers while Warner Bros. may nonetheless license the same content on a transactional basis. Conversely, content providers may license the same content to multiple subscription-based services and may do so on different terms and conditions. As such, Netflix and its competitors may offer consumers many of the same content titles but license these at different rates. As competition increases, we may see the cost for programming increase. As we seek to differentiate our service, we are increasingly focused on securing certain exclusive rights when obtaining content. We are also focused on programming an overall mix of content that delights our members in a cost efficient manner. Within this context, we are selective about the titles we add and renew our service. If we do not maintain a compelling mix of content, our subscriber acquisition and retention may be adversely affected. If we are unable to secure and maintain rights to streaming content or if we cannot otherwise obtain such content upon terms that are acceptable to us, including on an exclusive basis in some cases, our ability to stream TV shows and movies to our subscribers will be adversely impacted, and our subscriber acquisition and retention could also be adversely impacted.

We rely upon a number of partners to offer instant streaming of content from Netflix to various devices.

We currently offer subscribers the ability to receive streaming content through their PCs, Macs and other Internet-connected devices, including Blu-ray players and TVs, digital video players, game consoles and mobile devices. We intend to continue to broaden our capability to instantly stream TV shows and movies to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing or other impediments to our streaming content, our ability to grow our business could be adversely impacted. Our agreements with our consumer electronics partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, a number of our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us, which terms may include the degree of accessibility and prominence of our service. Furthermore, devices are manufactured and sold by entities other than Netflix and while these entities should be responsible for the devices’ performance, the connection between these devices and Netflix may nonetheless result in consumer dissatisfaction toward Netflix and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our streaming functionality may require that partners update their devices. If partners do not update or otherwise modify their devices, our service and our subscribers’ use and enjoyment could be negatively impacted.

If subscriptions to our Domestic DVD segment decline faster than anticipated, our business could be adversely affected

The number of subscriptions to our DVD-by-mail offering is declining, and we anticipate that this decline will continue. We believe, however, that the domestic DVD business will continue to generate significant contribution profit for our business. In addition, we believe that DVD will be a valuable consumer proposition and studio profit center for the next several years, even as DVD sales decline. The contribution profit generated by our domestic DVD business will help provide capital resources to fund losses arising from our growth internationally. To the extent that the rate of decline in our DVD-by-mail business is greater than we anticipate, our business could be adversely affected. Because we are primarily focused on building a global streaming service, the resources allocated to maintaining DVD operations and the level of management focus on our DVD business are limited. We do not anticipate increasing resources to our DVD operations and the technology used in its operations will not be meaningfully improved. To the extent that we experience service interruptions or other degradations in our DVD-by-mail service, subscribers’ satisfaction could be negatively impacted and we could experience an increase in DVD-by-mail subscriber cancellations, which could adversely impact our business.

If U.S. Copyright law were altered to amend or eliminate the First Sale Doctrine, our business could be adversely affected.

Under U.S. Copyright Law, once a DVD is sold into the market, those obtaining the DVD are permitted to re-sell it, rent it or otherwise dispose of it. This is commonly referred to as the First Sale Doctrine. While the vast majority of our DVD content acquisitions are direct from content providers, the First Sale Doctrine provides us with an option to acquire content from other third parties should the content providers refuse to deal with us on acceptable terms. If Congress or the courts were to change or substantially limit this First Sale Doctrine, our ability to obtain DVD content and then rent it could be adversely affected.

Increased availability of new releases to other distribution channels prior to, or on parity with, the release on DVD, and/or the delayed availability of such DVDs through our service, could adversely affect our business.

Over the past several years, we have seen content providers adjust and experiment with the various distribution channels and content release timing. Further, our licensing agreements with several studios require that we do not rent new release DVDs until some period of time after such DVDs are first made available for retail sale. These shifting distribution channels, their associated timing and/or the delayed availability of such DVDs through our service may negatively impact subscribers’ perception of value in our service, which could adversely affect our business. Moreover, if we are unable to negotiate favorable terms to acquire DVDs, our contribution profits may be adversely affected.

Any significant disruption in our computer systems or those of third-parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our subscribers is dependent upon the reliable performance of our computer systems and those of third-parties that we utilize in our operations. Interruptions in these systems, or with the Internet in general, could make our service unavailable or degraded or otherwise hinder our ability to deliver streaming content or fulfill DVD selections. From time to time, we experience service interruptions and have voluntarily provided affected subscribers with a credit during periods of extended outage. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our subscription service to existing and potential subscribers.

Our servers and those of third parties we use in our operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions and periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempt by hackers to disrupt our service or otherwise access our systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and to date hackers have not had a material impact on our service or systems however this is no assurance that hackers may not be successful in the future. Our insurance does not cover expenses related to such disruptions or unauthorized access. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of subscribers and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party Web hosting provider. In addition, we utilize third-party Internet-based or “cloud” computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us stream TV shows and movies in high volume to Netflix subscribers over the Internet. Problems faced by us or our third-party Web hosting, “cloud” computing, or content delivery network providers, including technological or business-related disruptions, could adversely impact the experience of our subscribers. In addition, fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems and hardware or cause them to fail completely. As we do not maintain entirely redundant systems, a disrupting event could result in prolonged downtime of our operations and could adversely affect our business.

We rely upon Amazon Web Services to operate certain aspects of our service and any disruption of or interference with our use of the Amazon Web Services operation would impact our operations and our business would be adversely impacted.

Amazon Web Services (“AWS”) provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by AWS. Currently, we run the vast majority of our computing on AWS. Given this, along with the fact that we cannot easily switch our AWS operations to another cloud provider, any disruption of or interference with our use of AWS would impact our operations and our business would be adversely impacted. While the retail side of Amazon competes with us, we do not believe that Amazon will use the AWS operation in such a manner as to gain competitive advantage against our service.

If we experience difficulties with the operation and implementation of Open Connect, our single-purpose Netflix content delivery network (“CDN”), our business and results of operation could be adversely impacted

In addition to general-purpose commercial CDNs, we have enabled Internet service providers (“ISPs”) to obtain our streaming content from Open Connect, a single-purpose Netflix content delivery network that we have established. Given our size and growth, we believe it makes economic sense to have our own specialized CDN. We will continue to work with our commercial CDN partners for the next few years, but eventually we expect the vast majority of our streaming bits will be served by Open Connect. Open Connect will provide the Netflix bits at no cost to the locations the ISP desires, or ISPs can choose to get the Netflix bits at common Internet exchanges. To the extent ISPs do not interconnect with Open Connect or if we experience difficulties in operating the Open Connect CDN service, our ability to efficiently and effectively deliver our streaming content to our subscribers could be adversely impacted and our business and results of operation could be adversely affected. Failure to implement Open Connect could require us to engage third-party solutions to deliver our content to ISPs, which could increase our costs and negatively affect our operating results.

If we are unable to effectively utilize our recommendation and merchandising technology or develop user interfaces that maintain or increase subscriber engagement with our service, our business may suffer.

Our proprietary recommendation and merchandising technology enables us to predict and recommend titles and effectively merchandise our library to our subscribers. We also develop, test and implement various user interfaces across multiple devices, in an effort to maintain and increase subscriber engagement with our service.

We are continually refining our recommendation and merchandising technology as well as our various user interfaces in an effort to improve the predictive accuracy of our TV show and movie recommendations and the usefulness of and engagement with our service by our subscribers. We may experience difficulties in implementing refinements or other, third-party recommendation or merchandising technology or interfaces may become more popular with our useful to our subscribers. In addition, we cannot assure that we will be able to continue to make and implement meaningful refinements to our recommendation technology.

If our recommendation and merchandising technology does not enable us to predict and recommend titles that our subscribers will enjoy or if we are unable to implement meaningful improvements thereto or otherwise improve our user interfaces, our service may be less useful to our subscribers. Such failures could lead to the following:

•	our subscriber satisfaction may decrease, subscribers may perceive our service to be of lower value and our ability to attract and retain subscribers may be adversely affected; and

•	our ability to effectively merchandise and utilize our library will be adversely affected.

We rely heavily on our proprietary technology to stream TV shows and movies and to manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We continually enhance or modify the technology used for our operations. We cannot be sure that any enhancements or other modifications we make to our operations will achieve the intended results or otherwise be of value to our subscribers. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to maintain and enhance our technology to manage the streaming of TV shows and movies to our subscribers in a timely and efficient manner and/or the processing of DVDs among our shipping centers, our ability to retain existing subscribers and to add new subscribers may be impaired. In addition, if our technology or that of third-parties we utilize in our operations fails or otherwise operates improperly, our ability to retain existing subscribers and to add new subscribers may be impaired. Also, any harm to our subscribers’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

Changes in U.S. Postal rates or operations could adversely impact our operating results and subscriber satisfaction.

We rely exclusively on the U.S. Postal Service to deliver DVDs from our shipping centers and to return DVDs to us from our subscribers. Increases in postage delivery rates could adversely affect our Domestic DVD segment’s contribution profit. The U.S. Postal Service increased the rate for first class postage on January 23, 2013 to 46 cents. It is expected that the U.S. Postal Service will raise rates again in subsequent years, which would result in increased shipping costs. If the U.S. Postal Service were to change any policies relative to the requirements of first-class mail, including changes in size, weight or machinability qualifications of our DVD envelopes, such changes could result in increased shipping costs or higher breakage for our DVDs, and our contribution margin could be adversely affected. For example, the United States Court of Appeals for the District of Columbia recently instructed the Postal Regulatory Commission (PRC) to remedy discrimination by the Postal Service in the processing of DVDs by mail, or to explain adequately why such discrimination is reasonable. While we do not anticipate any material impact to our operations arising from this case, if the PRC institutes a remedy that results in an increase in postage rates or changes the manner in which our DVD shipments are processed, our contribution margin could be adversely affected. If the U.S. Postal Service were to implement other changes to improve its financial position, such as closing mail processing facilities or service reductions, such changes could lead to a decrease in customer satisfaction and our results of operations could be adversely affected.

If government regulations relating to the Internet or other areas of our business change, we may need to alter the manner in which we conduct our business, or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

The adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws limiting Internet neutrality, could decrease the demand for our subscription service and increase our cost of doing business. For example, in late 2010, the Federal Communications Commission adopted so-called net neutrality rules intended, in part, to prevent network operators from discriminating against legal traffic that transverse their networks. The rules are currently subject to legal challenge. To the extent that these rules are interpreted to enable network operators to engage in discriminatory practices or are overturned by legal challenge, our business could be adversely impacted. As we expand internationally, government regulation concerning the Internet, and in particular, network neutrality, may be nascent or non-existent. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the Internet. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our subscriber acquisition and retention could be negatively impacted. For example, in late 2010, Comcast informed Level 3 Communications that it would require Level 3 to pay for the ability to access Comcast’s network. Given that much of the traffic being requested by Comcast customers is Netflix streaming content stored with Level 3, many commentators have looked to this situation as an example of Comcast either discriminating against Netflix traffic or trying to increase Netflix’s operating costs. Furthermore, to the extent network operators were to create tiers of Internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the Internet also provide these consumers with multichannel video programming. As such, companies like Comcast, Time Warner Cable and Cablevision have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. For example, Comcast exempted certain of its own Internet video traffic (e.g., Streampix videos to the Xbox 360) from a bandwidth cap that applies to all unaffiliated Internet video traffic (e.g., Netflix videos to the Xbox 360). While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted. In international markets, especially in Latin America, these same incentives apply however, the consumer demand, regulatory oversight and competition may not be as strong as in our domestic market.

Privacy concerns could limit our ability to leverage our subscriber data and our disclosure of subscriber data could adversely impact our business and reputation.

In the ordinary course of business and in particular in connection with merchandising our service to our subscribers, we collect and utilize data supplied by our subscribers. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws, that limit our ability to use collected data, could have an adverse effect on our business. In addition, if we were to disclose data about our subscribers in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results. As our business evolves and as we expand internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer information. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.

Our reputation and relationships with subscribers would be harmed if our subscriber data, particularly billing data, were to be accessed by unauthorized persons.

We maintain personal data regarding our subscribers, including names and, in many cases, mailing addresses. With respect to billing data, such as credit card numbers, we rely on licensed encryption and authentication technology to secure such information. We take measures to protect against unauthorized intrusion into our subscribers’ data. If, despite these measures, we, or our payment processing services, experience any unauthorized intrusion into our subscribers’ data, current and potential subscribers may become unwilling to provide the information to us necessary for them to become subscribers, we could face legal claims, and our business could be adversely affected. Similarly, if a well-publicized breach of the consumer data security of any other major consumer Web site were to occur, there could be a general public loss of confidence in the use of the Internet for commerce transactions which could adversely affect our business.

In addition, we do not obtain signatures from subscribers in connection with the use of credit and debit cards (together, “payment cards”) by them. Under current payment card practices, to the extent we do not obtain cardholders’ signatures, we are liable for fraudulent payment card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent payment cards are used on our Web site to obtain service and access our DVD inventory and streaming. Typically, these payment cards have not been registered as stolen and are therefore not rejected by our automatic authorization safeguards. While we do have a number of other safeguards in place, we nonetheless experience some loss from these fraudulent transactions. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

Increases in payment processing fees, changes to operating rules or the acceptance of new types of payment methods could increase our operating expenses and adversely affect our business and results of operations.

Our subscribers pay for our subscription services predominately using payment cards. Our acceptance of these payment methods requires our payment of certain fees. From time to time, these fees may increase, either as a result of rate changes by the payment processing companies or as a result of a change in our business practices which increase the fees on a cost-per-transaction basis. Such increases may adversely affect our results of operations.

We are subject to rules, regulations and practices governing our accepted payment methods. These rules, regulations and practices could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept these payment methods, and our business and results of operations would be adversely affected.

We accept payment methods other than payment cards. As our service continues to evolve and expand internationally, we will likely continue to explore accepting various forms of payment, which may have higher fees and costs than our currently accepted payment methods. If more consumers utilize higher cost payment methods, our payment costs could increase and our results of operations could be adversely impacted.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. We have filed and we expect to file from time to time for trademark and patent applications. Nevertheless, these applications may not be approved, third parties may challenge any patents or trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our patents, trademarks and other proprietary rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to subscribers and potential subscribers may become confused in the marketplace, and our ability to attract subscribers may be adversely affected.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our Web site, streaming technology, our recommendation and merchandising technology, title selection processes and marketing activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology, business processes and the content on our Web site. We use the intellectual property of third parties in merchandising our products and marketing our service through contractual and other rights. From time to time, third parties allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not searched patents relative to our technology. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and diversion of technical and management personnel. It also may result in our inability to use our current Web site, streaming technology, our recommendation and merchandising technology or inability to market our service or merchandise our products. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us.

If we are unable to protect our domain names, our reputation and brand could be adversely affected.

We currently hold various domain names relating to our brand, including Netflix.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our Web site and our service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

In the event of an earthquake or other natural or man-made disaster, our operations could be adversely affected.

Our executive offices and certain data centers are located in the San Francisco Bay Area. We have DVD shipping centers located throughout the U.S., including earthquake and hurricane-sensitive areas. Our business and operations could be adversely affected in the event of these natural disasters as well as from electrical blackouts, fires, floods, power losses, telecommunications failures, break-ins or similar events. We may not be able to effectively shift our DVD fulfillment and delivery operations to handle disruptions in service arising from these events. Because the San Francisco Bay Area is located in an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our executive offices and data centers. We are not insured against any losses or expenses that arise from a disruption to our business due to earthquakes and may not have adequate insurance to cover losses and expenses from other natural disasters.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. As we have grown, we have seen a rise in the number of litigation matters against us. Most of these matters relate to patent infringement lawsuits, which are typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention and could negatively affect our business operations and financial position.

We could be subject to economic, political, regulatory and other risks arising from our international operations.

We offer our streaming plan in Canada, Latin America and certain countries in Europe (the U.K., Ireland, Finland, Denmark, Sweden, and Norway). Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that may be different from and incremental to those in the U.S. In addition to the risks that we face in the U.S. our international operations involve risks that could adversely affect our business, including:

•

the need to adapt our content and user interfaces for specific cultural and language differences, including licensing a certain portion of our content library before we have developed a full appreciation for its performance within a given territory;

•	difficulties and costs associated with staffing and managing foreign operations;

•	management distraction;

•	political or social unrest and economic instability;

•	compliance with U.S. laws such as the Foreign Corrupt Practices Act, export controls and economic sanctions laws and local laws prohibiting corrupt payments to government officials;

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	unexpected changes in regulatory requirements;

•	less favorable foreign intellectual property laws;

•

adverse tax consequences such as those related to repatriation of cash from foreign jurisdictions into the United States, non-income related taxes such as value-added tax or other indirect taxes, such as I.S.S., P.I.S., C.O.F.I.N.S. and C.I.D.E. in Brazil, changes in tax laws or their interpretations, or the application of judgment in determining our global provision for income taxes and other tax liabilities given inter-company transactions and calculations where the ultimate tax determination is uncertain;

•	fluctuations in currency exchange rates, which could impact revenues and expenses of our international operations and expose us to foreign currency exchange rate risk;

•	profit repatriation and other restrictions on the transfer of funds;

•	differing payment processing systems as well as consumer use and acceptance of electronic payment methods, such as payment cards;

•	new and different sources of competition;

•	low usage and/or penetration of Internet connected consumer electronic devices;

•	different and more stringent user protection, data protection, privacy and other laws; and

•	availability of reliable broadband connectivity and wide area networks in targeted areas for expansion.

Our failure to manage any of these risks successfully could harm our future international operations and our overall business, and results of our operations.

We may lose key employees or may be unable to hire qualified employees.

We rely on the continued service of our senior management, including our Chief Executive Officer and co-founder Reed Hastings, members of our executive team and other key employees and the hiring of new qualified employees. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel, which may be disruptive to our operations.